Exhibit 99.1

COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS

WHO ARE AFFILIATED WITH PHILLIPS EDISON-ARC SHOPPING CENTER REIT INC.

SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, as of November 1, 2013, Phillips Edison-ARC Shopping Center REIT Inc. (“PE-ARC”) has raised $1.28 billion of its $1.5 billion offering of common stock (not including amounts available under its $285 million dividend reinvestment plan offering, “DRIP”).

As previously announced with respect to the filing of its follow-on offering registration statement, PE-ARC will not raise, in the aggregate, more than the total amount of shares registered for sale in its initial public offering (subject to its right to reallocate shares from its DRIP to the primary offering).  PE-ARC will not launch the follow-on offering if it has raised the amounts contemplated by its initial public offering prior to effectiveness of the follow-on offering.

We will provide you with regular updates regarding the status of PE-ARC's initial public offering.

Your firm has been an important part of the selling group and we appreciate your efforts to support PE-ARC’s fundraising.

Please feel free to contact us with any questions on this announcement.

Michael Weil Chairman Realty Capital Securities	R. Lawrence Roth Chief Executive Officer Realty Capital Securities	Louisa Quarto President Realty Capital Securities

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for Phillips Edison-ARC Shopping Center REIT Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for any of these offerings, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.